[TEREX CORPORATION LETTERHEAD]

March 27, 2012

Terex Corporation
200 Nyala Farm Road
Westport, CT 06880

Ladies & Gentlemen:

I am General Counsel to Terex Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with the issuance by the Company of $300,000,000 aggregate principal amount of 6.50% Senior Notes due April 1, 2020 (the “Notes”) pursuant to the Registration Statement on Form S-3, as amended (Registration No. 333-170429) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
The Notes are issuable under a senior debt indenture, dated July 20, 2007 (the “Base Indenture”) attached as Exhibit 4.1 to the Registration Statement, as supplemented by a supplemental indenture, dated June 3, 2009 (the “First Supplemental Indenture”), a supplemental indenture, dated February 7, 2011 (the “Second Supplemental Indenture”), and a supplemental indenture, dated March 27, 2012, by and between the Company, the indirect and direct subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) and HSBC Bank USA, National Association, as trustee (the “Trustee”) (together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).
For purposes of this opinion, (i) the “Underwriting Agreement” means the Underwriting Agreement related to the Notes, dated March 22, 2012, between the Company, the Guarantors and the several underwriters party thereto (collectively, the “Underwriters”), (ii) the “Prospectus” means the base prospectus, dated April 8, 2011, contained in the Registration Statement, and (iii) the “Prospectus Supplement” means the final prospectus supplement, dated March 22, 2012, to the Prospectus related to the Notes.
In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, including the Indenture. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, and the certificate of formation, certificate of incorporation, bylaws or limited liability company agreement, as applicable of the Guarantors, and such other corporate or limited liability company records, agreements and instruments of the Company and the Guarantors, certificates of public officials and officers of the Company and the Guarantors, and such other documents, records and instruments, and I have made such legal and factual inquiries, as I have deemed necessary or appropriate as a basis to render the opinion hereinafter expressed. In my examination of the foregoing, I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in certificates and statements of appropriate representatives of the Company and the Guarantors.
I have also assumed that the Indenture constitutes a valid and legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.
I have assumed further that, (i) other than with respect to the Company and the Subsidiary Guarantors, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by all of the parties to such documents, that all of the signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents, (ii) other than with respect to the Company and the Subsidiary Guarantors, all of the documents referred to in this opinion constitute the legal, valid, binding and enforceable obligations of all of the parties to such documents and (iii) HSBC Bank USA, National Association, trustee under the Indenture, has duly authenticated the Notes.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein and the effectiveness of the Registration Statement under the Act, I am of the opinion that each Guarantee and the Indenture has been duly authorized, executed and delivered by each of the Guarantors.
In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
(a) I am admitted to practice law in the State of New York. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and I undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering this opinion, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus filed as a part thereof. I also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Eric I Cohen

Schedule I

A.S.V., Inc.
CMI Terex Corporation
Fantuzzi Noell USA, Inc.
Genie Financial Services, Inc.
Genie Holdings, Inc.
Genie Industries, Inc.
Genie International, Inc.
GFS National, Inc.
Loegering Mfg. Inc.
Powerscreen Holdings USA Inc.
Powerscreen International LLC
Powerscreen North America Inc.
Powerscreen USA, LLC
Schaeff Incorporated
Schaeff of North America, Inc.
Terex Advance Mixer, Inc.
Terex Aerials, Inc.
Terex Financial Services, Inc.
Terex South Dakota, Inc.
Terex USA, LLC
Terex Utilities, Inc.
Terex Washington, Inc.